Exhibit 99.h9

SCHEDULE C

SERVICE FEES

As Amended September 30, 2016

1. Service Fees

Business Manager, Governance, Compliance and Trust Officer Services

Annual Fee paid monthly in arrears:

-	[__] basis points on the first $500 million in total assets

-	[__] basis points on the next $250 million in total assets

-	[__] basis points on the next $250 million in total assets

-	[__] basis points on total assets exceeding $1 billion in total assets

-	Subject to a [______] annual minimum

Foreside shall invoice the Trust for the annual fee, in monthly installments, to be paid in arrears by the Fund for services rendered under the agreement. If this agreement is terminated, then Fund shall continue to pay the applicable monthly installments until the date of the termination. The obligation to pay the fee shall begin as of the commencement of the agreement. Should the Trust be unable to pay the fees due to Foreside under this agreement for any reason, including but not limited to liquidation of the Trust, Context Advisers II, L.P. hereby agrees to pay such fees on behalf of the Trust, solely to the extent such fees arose in connection with the Context Macro Opportunities Fund and no other Fund, and Context Advisers III, LLC hereby agrees to pay such fees on behalf of the Trust, solely to the extent such fees arose in connection with the Context Strategic Global Equity Fund and no other Fund and each acknowledges its commitment by way of signature on this Schedule C.

Out of pocket expenses

(a)   reasonable out-of-pocket expenses incurred in connection with Foreside’s provision of the services to the Trust and in connection with services including but not limited to, travel costs for attending Board meetings, printing and postage, record retention, state, federal and other regulatory registration filings and related fees, and conducting due diligence of Service Providers; and

(b)  Any other expenses approved by the Board.

Out of pocket expenses incurred will be included by Foreside in the invoice.

Foreside agrees to abide by the terms of the Fund expense guidelines as set forth immediately below and as amended from time to time:

Context Capital Funds Expense Guidelines

Rev. 9/2015

General

The Trust will reimburse service providers for actually incurred out-of-pocket expenses with no mark-up, provided those expenses are reasonable and comply with the guidelines set forth below. The Trust expects service providers to use their best efforts to minimize reimbursable out-of-pocket costs both by avoiding unnecessary expenditures and by taking advantage of volume discounts and bulk arrangements that may be available either through the Trust or otherwise.

Travel

The Trust expects service providers to avoid unnecessary travel through such alternatives as teleconferencing. Only coach air fare and mid-size rental cars will be reimbursed. Luxury transportation, including limousines and hire cars, will not be reimbursed unless the Trust has approved the expense in advance. If the service provider is traveling on business for more than one client, the Trust expects the service provider to apportion the expenses appropriately.

Meals and Accommodations

The Trust expects its service providers to use good judgment in selecting hotels and restaurants while traveling on Trust business. The Trust shall reimburse business class hotels and not luxury hotels. Personal incidental expenses incurred while working on Trust matters will not be reimbursed and must be distinguished from those expenses that are appropriately charged to the Trust.

CONTEXT CAPITAL FUNDS,	FORESIDE MANAGEMENT SERVICES, LLC
a Delaware series trust

Name: David Bunstine	Name: David Whitaker
Title: President	Title: President

Acknowledgment of commitment to pay Foreside any and all unpaid and properly accrued fees and expenses on behalf of the Trust, solely to the extent such fees arose in connection with the Context Macro Opportunities Fund and no other Fund, as described in Schedule C.

CONTEXT ADVISERS II, L.P.

Name:
Title:

Acknowledgment of commitment to pay Foreside any and all unpaid and properly accrued fees and expenses on behalf of the Trust, solely to the extent such fees arose in connection with the Context Strategic Global Equity Fund and no other Fund, as described in Schedule C.

CONTEXT ADVISERS III, LLC

Name:
Title: